(10/2017) B1020SRMFPPT AM282452-1017
FOR  FINANCIAL PROFESSIONAL USE ONLY
Great-West Capital Choice
TM
Index-Linked Variable Annuities (ILVA)
[Firm Name]
[Presenter]
[Presenter Title]
Guarantee subject to the claims-paying ability of the insurer.
Issuer Free Writing Prospectus filed pursuant to Rule 433
Registration Number 333-219410
Issuer Free Writing Prospectus dated October 30, 2017

FOR FINANCIAL PROFESSIONAL USE ONLY.
•
About Great-West Financial
®
•
Strategies we offer
•
The ILVA opportunity
•
Great-West Capital Choice ILVAs
•
Case studies –
sequence of returns
•
Product summary
•
Financial strength
Agenda

PEOPLE ARE LIVING LONGER, MORE PRODUCTIVE LIVES THAN EVER.

GREAT-WEST PROVIDES PRODUCTS AND SOLUTIONS FOR LIFE'S MANY STAGES.

GREAT-WEST FINANCIAL

FOR FINANCIAL PROFESSIONAL USE ONLY.
GWLA
AA
Standard & Poor’s Ratings Services
Financial Strength: Very strong
(second highest of nine categories)
Aa3
Moody’s Investors
Service
Financial Strength: Excellent
(second highest of nine categories)
AA
Fitch Ratings
Financial Strength:
Very strong
(second highest of nine categories)
A+
A.M. Best
Company, Inc.
Financial Strength: Superior
(highest of 10 categories)
About Great-West Financial
®
Financial ratings
1
100
of financial service
years
Over
1 Ratings represent the opinions of the rating agencies regarding the financial strength of our primary insurance company, Great-West Life & Annuity Insurance
Company to meet ongoing obligations to policyholders. These ratings do not pertain to any offered product or other insurance affiliates or subsidiaries, or non-
insurance affiliates or subsidiaries of the company and are subject to change.

FOR FINANCIAL PROFESSIONAL USE ONLY.
About Great-West Financial
®
5,838
employees
regional offices
across the country
39
467,000
individual accounts
8 million
recordkeeping accounts
3
Facts at a glance
1
as of 12/31/2016
1 As of [12/31/2016]. Information refers to all insurance and retirement business of Great-West Life & Annuity Insurance Company and its subsidiaries, including
Great-West Life & Annuity Insurance Company of New York.
2 Great-West Financial is the No. [2] insurer by total premium in life insurance sold through U.S. banks [(as of Sept. 30, 2016, BISRA Life Report, Third Quarter
2016)].
3 As of [December 31, 2016]. Information refers to all insurance and retirement business of Great-West Life & Annuity Insurance Company and its subsidiaries.
#2
Insurer
by total premium in
life insurance sold
through U.S. banks
2

FOR FINANCIAL PROFESSIONAL USE ONLY.
Corporate structure
Power Financial Corporation
TSX: PWF
Great-West LifeCo
Inc
TSX: GWO
Great-West LifeCo
U.S. LLC
Great-West Financial
®
Putnam
Great-West Investments™
Empower Retirement
FOR ILLUSTRATIVE PURPOSES ONLY. Great-West Financial®, Great-West Investments and Empower Retirement are brand names of Great-West Life &
Annuity Insurance Company (GWL&A), Greenwood Village, CO,/Great-West Life & Annuity Insurance Company of New York, NY, NY; and their subsidiaries and affiliates. GWL&A is an indirect, wholly owned subsidiary of Great-West LifeCo, Inc. (“LifeCo”).  Power Financial Corporation holds a controlling interest in LifeCo.
LifeCo and Power Financial do not guarantee products or services of GWL&A or its subsidiaries.  Putnam is the mark of Putnam Investments, LLC, an affiliate of
GWL&A.
© 2017 Great-West Life & Annuity Insurance Company. All rights reserved.

FOR FINANCIAL PROFESSIONAL USE ONLY.
Information refers to all retirement business of Great-West Life & Annuity Insurance Company and its subsidiaries as of 03/31/2016.
About Great-West Financial
®
Life Insurance
Single premium universal life, whole life, term life, and other products give you options.
Investment Options
Investment options are available as part of certain variable annuity, variable life, IRA, and qualified retirement plans.
Business Solutions
A variety of specialized bank owned, corporate owned, and variable life products that provide both death benefit protection and asset accumulation options.
Group Retirement
Through
Empower
Retirement,
we
partner
with
over
[34,000]
plans
and [8 million] participants across all plan types, sizes, and markets as of [03/31/2016].
Annuities
Flexible variable annuity products offer growth potential through investments, guaranteed lifetime retirement income, or both.

FOR FINANCIAL PROFESSIONAL USE ONLY.
Family Legacy
SM
Single Premium Universal Life
Great-West Smart Track
®
Variable Annuities
Income
Legacy
Accumulation
Great-West Capital Choice
TM
Index-Linked Variable Annuities
Strategies we offer
Great-West offers a suite of strategies to help address a variety retirement planning needs

The ILVA Opportunity

FOR FINANCIAL PROFESSIONAL USE ONLY.
ILVA sales trends
•
In Q1 of 2017, ILVA sales totaled $1.6
billion, a 60% increase from the same
quarter last year.
1
•
ILVA sales totaled $5.4 billion in 2016
1
more than double the $2.6 billion
recorded in 2015.
1
•
ILVAs are a new and quickly growing
segment of the annuity business.
1 Source: LIMRA Secure Retirement Institute, May 2017.
1.6
2.6
5.4
0
1
2
3
4
5
6
2014
2015
2016
ILVA sales ($ in billions)

FOR FINANCIAL PROFESSIONAL USE ONLY.
Demand drivers of ILVAs
Clients are looking to accumulate retirement assets, but may also be looking to protect a portion of those assets.
•
Provide an alternative to bonds or CDs that may offer near record low interest rates
Historical average
10-Year U.S. Treasury Yield = 6.15%
1
Current 10-Year U.S. Treasury Yield = 2.2%
1
•
Help clients prepare for the impact of fluctuating market cycles
The average bull market lasts 54 months.
2
We are enjoying the 2
nd
longest bull market in history, 99 months.
2
•
Keep clients invested so they can take advantage of the best days in the market
The psychological impact of a loss is two and a half times as powerful as that for a gain.
3
Trying to time the market can lead to missing out on significant opportunities.
1 Source: Great-West Investments Market Analysis, Average 10-Year Treasury Constant Maturity Rate, 1/2/1962 – 9/15/17. Current  10-Year Treasury rate as of 9/19/17.
2 Source: J.P Morgan, Guide to the Markets as of 6/30/2017.
3 Source: Kahneman, D. & Tversky, A. (1992). "Advances in prospect theory: Cumulative representation of uncertainty". Journal of Risk and Uncertainty.

FOR FINANCIAL PROFESSIONAL USE ONLY.
ILVA with floor
More upside potential with floor and
buffer for downside protection options
Some growth potential with conservative
caps and principal protection
Risk and Potential Return spectrum
A variety of strategies for different needs
Growth Potential
More Risk
Fixed annuities
Variable annuities
Low Risk
FOR ILLUSTRATIVE PURPOSES ONLY. This hypothetical example does not represent the performance of any particular investment options. The position of the various annuities on the chart does not reflect an absolute relation, but only their expected relative ranking over the long term.
Past performance is not a guarantee of future results.
Fixed index annuities
ILVA with buffer
Growth limited to a fixed rate with
principal protection
More upside potential but no downside
protection options without an optional rider

FOR FINANCIAL PROFESSIONAL USE ONLY.
Emotion can play a big part
FOR ILLUSTRATIVE PURPOSES ONLY. It is not intended as a projection or prediction of future investment results, nor is it intended as financial planning or investment advice. Past performance is not a guarantee of and may not be indicative of future results.
Source:
Dalbar.
As
of
12/31/2016.
Stocks
are
represented
by
the
S&P
500®
Index,
and
Average
Investor
is
repeated
by
Dalbar’s
average
asset
allocation
investor return, which utilizes the net of aggregate mutual fund sales, redemptions and exchanges each month as a measure of investor behavior. Returns are
annualized
(and
total
return
where
applicable)
and
represent
the
20-year
period
ending
12/31/16
to
match
Dalbar’s
most
recent
analysis.
0%
1%
2%
3%
4%
5%
6%
7%
8%
9%
10%
8.19%
2.11%
S&P 500
®
Average Investor
Below you can see how the performance realized by the average investor significantly lags the overall performance of the stock market

Great-West Capital Choice Index-Linked Variable Annuities

FOR FINANCIAL PROFESSIONAL USE ONLY.
The benefits of Capital Choice ILVAs
•
Upside Potential
Growth potential based on the performance of your choice
of diversified linked-index options spanning domestic and
international markets
•
Downside Protection
Multiple protection options to serve a variety of risk
tolerance levels¹
•
Flexible strategy
The freedom to select , combine, and change index and
protection options annually to meet the specific needs of
your clients
Help your clients take greater control of their financial future
1 Protection options are referred to as Crediting Factors in the prospectus.

FOR FINANCIAL PROFESSIONAL USE ONLY.
Choose up to four index options
1.
Choose
an
Index
–
or
a
combination
of
indices
1
Annual point-to-point crediting method
The
Strategy credit rates are calculated using the
point-to-point
crediting method.
This is the percentage change in the value of the selected linked-index from the beginning of your clients’ contract year to the end of your clients’ contract year. Clients may receive a strategy credit up to the cap associated with their protection option(s).
1 On the anniversary date, if more than one linked-index option is chosen, the contract value will automatically be rebalanced among the strategies per the most recent allocation instructions.
Capital Choice index-linked variable annuities enable your clients to choose one or more well-known linked-index  options so they can can fully participate in capturing potential tax-deferred growth opportunities
up
to
the
cap.
1

FOR FINANCIAL PROFESSIONAL USE ONLY.
S&P 500
®
Price Index
Index Option
Description
S&P 500
®
Price Index
1
Domestic
Large-Cap
Generally considered the benchmark for the U.S. stock market and broader economy, including 500 large-cap, American stocks
1 The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Great-West Life & Annuity Insurance
Company
(“Great-West”).
Standard
&
Poor’s
®
,
S&P®
and
S&P
500
®
are
registered
trademarks
of
Standard
&
Poor’s
Financial
Services
LLC
(“S&P”);
Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by
SPDJI and sublicensed for certain purposes by Great-West.
This annuity product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

FOR FINANCIAL PROFESSIONAL USE ONLY.
NASDAQ-100 Index
®
Index Option
Description
NASDAQ-100 Index
1
Large-Cap Non-Financial
An international index of market sectors including technology, biotechnology, and health care, excluding financial companies
1
Nasdaq
®
,
NASDAQ
®
,
and
NASDAQ-100
®
are
registered
trademarks
of
Nasdaq,
Inc.
(which
with
its
affiliates
is
referred
to
as
the
“Corporations”)
and are licensed for use by Great-West Life & Annuity Insurance Company.  The Product(s) have not been passed on by the Corporations as to their legality or suitability.  The Product(s) are not issued, endorsed, sold, or promoted by the Corporations.
The Corporations make no warranties and bear no liability with respect to the product(s).

FOR FINANCIAL PROFESSIONAL USE ONLY.
Russell 2000
®
Index
Index Option
Description
Russell
2000
®
Index
1
Domestic
Small-Cap
A broadly diversified index that includes 2000 small-cap stocks listed on American stock markets
The Russell 2000® Index is a trademark of Russell Investments and has been licensed for use by Great-West Life & Annuity Insurance
Company (“Great-West”). This annuity product is not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in this annuity product.

FOR FINANCIAL PROFESSIONAL USE ONLY.
MSCI EAFE
Index Option
Description
MSCI EAFE
1
International
An index that includes developed markets outside North America, including the
United Kingdom, Japan, France, and Germany
1 The products or securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such products or securities or any index on which such products or securities are based.  The prospectus contains a more detailed description of the limited relationship MSCI has with Great-West Life & Annuity Insurance Company and any related products.

FOR FINANCIAL PROFESSIONAL USE ONLY.
2. Select a protection option
Floor -
When downside protection is your priority
The floor acts as a “stop-loss”, protecting your clients investment when index losses occur beyond the floor.
For example, if the client selects the -10% floor and the index falls 15%, they incur a loss of -10%. If the index is rises they may enjoy growth up to their cap . In this case 11%.
FOR ILLUSTRATIVE PURPOSES ONLY.
5%
10%
0
-5%
-10%
11% Cap
-10% Floor
Contract Year
Falling index
losses
10%
5%
0
-5%
-10%
12% Cap
-10% Buffer
Choose a floor, buffer, or a combination to tailor a strategy to match your clients risk tolerance and appetite for growth potential
-15%
-15%
Buffer -
When you are more confident in the market
The buffer protects your clients investment when index losses occur within the buffer, but not beyond.
For example, if  your client selects the -10% buffer and the index falls
25%, they incur  a loss of -15%. If the index is rises they may enjoy growth up to their cap. In this case 12%.
Contract Year
Rising index
potential
Rising  index
potential
Falling index
losses
15%
15%
-20%
-25%
Floor protection
Index losses
Buffer protection
Index losses

FOR FINANCIAL PROFESSIONAL USE ONLY.
More control and customization
Great-West Capital Choice
Great-West Capital Choice Advisor
Floor options:
-
0%, -2.5%, -5.0%, -7.5%, -10.0%
Buffer:
-10%
1 If you do not inform us that your client wants to move their contract value to another strategy, they will stay in the current strategy subject to the new cap. Great-West Financial retains the right to change the current cap at its discretion subject to the minimum cap of 1.5%.
Great-West Capital Choice Select
Great-West Capital Choice Select Advisor
Floor options:
0%, -10.0%
Buffer:
-10%
Capital Choice index-linked variable annuities provide a variety of floor options so you can match your clients’
appetite for accumulation with their risk tolerance. You can work with your clients to adjust their strategy each year on their contract anniversary as their needs change.
More floor options for
greater customization
1

WE'RE IN IT
FOR THE
LONG HAUL,
BECAUSE
YOU ARE TOO.

FOR FINANCIAL PROFESSIONAL USE ONLY.
Great-West
Capital
Choice
ILVAs
–
distribution
opportunities
•
Designed to support client need for upside
potential and downside protection
•
Provides distributors with access to a quickly
growing market segment
•
Combines a simple client experience with a wide
range of choice and flexibility
•
Offers distributors customization

Hypothetical case studies

FOR FINANCIAL PROFESSIONAL USE ONLY.
Hypothetical
case
study
–
Capital
Choice
Great-West Capital Choice can help your clients prepare for fluctuating markets and sequence of returns risk by providing upside potential with downside protection.
Initial
investment: $100,000
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Hypothetical index performance
+15.46%
5.01%
5.54%
20.06%
-10.33%
-30.98%
Hypothetical
index
(without Capital Choice)
$121,235
$127,951
$153,618
$95,078
Capital Choice
(11% cap and -10% floor)
$109,800
$113,979
$118,925
$130,580
$115,955
$102,968
Capital Choice
(12% cap and -10% buffer)
$110,800
$115,017
$120,009
$132,970
$130,939
$101,897
Capital Choice
(50/50
split of floor and buffer)
$110,300
$114,498
$119,467
$131,772
$123,387
$102,794
For Illustrative Purposes Only. The hypothetical index values do not include any fees, downside protection or caps. The Great-West Capital
Choice scenarios assume a  contract fee of 1.20% and 12% cap rates. Past performance is not a guarantee or prediction of future results.
Floor: Protected from
index losses > -10%
Buffer: Protected
from
index losses < -10%
No protection from
index losses
Split strategy
protection
$115,455
$ 137,754

FOR FINANCIAL PROFESSIONAL USE ONLY.
Hypothetical
case
study
–
Capital
Choice
Advisor
(fee-based)
Great-West Capital Choice Advisor can help your clients prepare for fluctuating markets and sequence of returns risk by providing upside potential with downside protection.
Initial
investment: $100,000
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Hypothetical
index performance
+15.46%
5.01%
5.54%
20.06%
-10.33%
-30.98%
Hypothetical
index
(without
Capital Choice Advisor)
$115,455
$121,235
$127,951
$153,618
$ 137,754
$95,078
Capital
Choice Advisor
(11% cap and -10 % floor)
$110,600
$115,694
$121,641
$134,535
$120,543
$108,007
Capital Choice Advisor
(12% cap and -10 % buffer)
$111,600
$116,740
$122,741
$136,979
$135,983
$106,909
Capital
Choice Advisor
(50/50 Split
of floor
and buffer)
$111,100
$116,217
$122,191
$135,754
$128,201
$107,830
For Illustrative Purposes Only. The hypothetical index values do not include any fees, downside protection or caps. The Capital Choice
Advisor scenarios assume a contract fee of 0.40%% and 12% cap rates.
Past performance is not a guarantee or prediction of future results.
Floor: Protected
from
index losses > -10%
No protection from
index losses
Buffer: Protected
from
index losses < -10%
Split strategy
protection

FOR FINANCIAL PROFESSIONAL USE ONLY.
Choice and control to blend strategies
FOR ILLUSTRATIVE PURPOSES ONLY. Hypothetical data  shows how concept of floor and buffer would work. It does not show actual index performance.
Hypothetical cap and floor rates
Floor
Cap
0%
3.75%
-5%
7.25%
-10%
13.00%
5% floor
50% Blend of -10% floor and 0% floor
Hypothetical scenarios
Calculation
Hypothetical effective
cap/floor
Maximum growth potential
7.25%
50% X 3.75% + 50% X 13.00%
8.39%
Linked-index rises 8.00%
7.25%
50% X 3.75% + 50% X 8.00%
5.88%
Linked-index falls 8.00%
-5.00%
50% X 0% + 50% X -8.00%
-4.00%
Linked-index
falls
25.00%
-5.00%
50% X 0% + 50% X -10.00%
-5.00%

Product Summary

FOR FINANCIAL PROFESSIONAL USE ONLY.
Product Summary
Contract
type
Capital Choice: B-share variable annuity
Capital Choice Advisor: Fee-based variable annuity
Withdrawal
charges
Capital
Choice:
6
Years 7%, 7%, 6%, 5%, 4%, 3%, 0%
Capital
Choice Advisor:
None
Annual
contract fee
1
Capital Choice: 1.20%
Capital
Choice Advisor: 0.40%
Max
age at purchase
90
Premiums/Deposits
Single
premium
Crediting
method
Annual
point-to-point with cap rate
Strategy index
term
1-Year (floor or buffer applies to entire index term)
Death
benefit
Return the greater of the contract value, surrender value, or premium less withdrawals.
Linked-index options
Choose an
index
options to capture potential growth opportunities
Indices
S&P 500
®
Price Return Index (S&P 500 Index)
MSCI EAFE Price Return Index (MSCI EAFE Index)
Russell 2000
®
Price Return Index (Russell 2000 Index)
NASDAQ-100
®
Price Return Index (NASDAQ Index)
Protection options
Choose
a floor and/or buffer to help protect against index losses
Floors
0%, -2.5%, -5.0%, -7.5%, -10.0%
Buffer
-10%
1
Annual
advisory
fees
can
be
taken
from
an
outside
account
or
can
be
deducted
from
the
contract
value,
but
will
reduce
the
10%
annual
free
withdrawal
amount
and
may
be
subject
to
a
market
value
adjustment.
Generally
a
withdrawal
to
pay
an
annual
advisory
fee
is
taxed
on
a
last-in-first-out basis (LIFO); please consult a qualified tax professional for more information.

FOR FINANCIAL PROFESSIONAL USE ONLY.
Product
Summary
–
Select
versions
Contract
type
Capital Choice Select: B-share index-linked variable annuity
Capital Choice  Select  Advisor: Fee-based index-linked variable annuity
Withdrawal
charges
Capital
Choice Select :
6
Years 7%, 7%, 6%, 5%, 4%, 3%, 0%
Capital
Choice Select Advisor:
None
Annual
contract fee
1
Capital Choice Select : 1.20%
Capital
Choice Advisor Select: 0.40%
Max
age at purchase
90
Premiums/Deposits
Single
premium
Crediting
method
Annual
point-to-point with cap rate
Strategy index
term
1-Year (floor or buffer applies to entire index term)
Death
benefit
Return the greater of the contract value, surrender value, or premium less withdrawals.
Linked-index options
Choose index
options to capture potential growth opportunities
Indices
S&P 500
®
Price Return Index (S&P 500 Index)
MSCI EAFE Price Return Index (MSCI EAFE Index)
Russell 2000
®
Price Return Index (Russell 2000 Index)
NASDAQ-100
®
Price Return Index (NASDAQ Index)
Protection options
Choose
a floor and/or buffer to help protect against index losses
Floors
0%, -10.0%
Buffer
-10%
1 Annual
advisory
fees
can
be
taken
from
an
outside
account
or
can
be
deducted
from
the
contract
value,
but
will
reduce
the
10%
annual
free
withdrawal
amount
and
may
be
subject
to
a
market
value
adjustment.
Generally
a
withdrawal
to
pay
an
annual
advisory
fee
is
taxed
on a
last-in-first-out basis (LIFO); please consult a qualified tax professional for more information.

FOR FINANCIAL PROFESSIONAL USE ONLY.
Great-West Capital Choice™
Index-Linked Variable Annuities
1 Protection options is referred to as crediting factors in prospectus.
Upside
potential
Tax-deferred
growth potential
based on the
performance of the
linked-index
options spanning
domestic and
international
markets
Downside
protection
Multiple protection options
to serve a variety of risk
tolerance levels¹
Freedom to select, combine, and change index and protection options annually as needs change.

FOR FINANCIAL PROFESSIONAL USE ONLY.
GWLA
AA
Standard & Poor’s Ratings Services
Financial Strength: Very strong
(second highest of nine categories)
Aa3
Moody’s Investors
Service
Financial Strength: Excellent
(second highest of nine categories)
AA
Fitch Ratings
Financial Strength:
Very strong
(second highest of nine categories)
A+
A.M. Best
Company, Inc.
Financial Strength: Superior
(highest of 10 categories)
Financial ratings
1
[Wholesaler Name]
[Phone]
[IW name and phone number]
[sales desk 800#]
www.greatwest.com
Values:
Our clients
are why we're in the business.
We have world-class
associates.
We work to win –
together.
100
of financial service
years
Over
Ratings represent the opinions of the rating agencies regarding the financial strength of our primary insurance company, Great-West Life & Annuity
Insurance Company to meet ongoing obligations to policyholders. These ratings do not pertain to any offered product or other insurance affiliates or subsidiaries, or non-insurance affiliates or subsidiaries of the company and are subject to change

FOR FINANCIAL PROFESSIONAL USE ONLY.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which the communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for
more
complete
information
about
the
issuer
and
this
offering.
You
may
get
these
documents
for
free
by
visiting
EDGAR
on
the
SEC
Web
site
at
HYPERLINK
"http://www.sec.gov"
www.sec.gov.
Alternatively,
the
issuer,
any
underwriter
or
any
dealer
participating
in
the
offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-723-8723.
Carefully consider the investment objectives, risks, fees and expenses of the annuity and/or the investment options. Contact us for a prospectus, a summary prospectus and disclosure document, as available, containing this information. Read them carefully before investing.
Securities offered or distributed through GWFS Equities, Inc., Member FINRA/SIPC and a subsidiary of Great-West Life & Annuity Insurance Company.
Variable annuities are long-term investments and may not be suitable for all investors. Earnings are taxable as ordinary income when distributed and may be subject to a
10%
additional
tax
if
withdrawn
before
age
59½.
An
investment
in
a
variable
annuity
is
subject
to
fluctuating
values
of
the
underlying
investment
options,
and
it
entails risk, including the possible loss of principal. There are fees and charges associated with variable annuities which may include, but are not limited to mortality and expense risk charges, sales, withdrawal charges, surrender charges, and administrative fees.
Index linked annuity contracts (ILVA-Core, ILMGA-Core, ILVA-RIA-Core, ILMGA-RIA-Core) and appropriate state variations are issued by GWL&A.  GWL&A is not licensed to do business in New York.  Contracts may not be available in all states.
Great-West
Financial®,
Empower
Retirement
and
Great-West
Investments™
are
the
marketing
names
of
Great-West
Life
&
Annuity
Insurance
Company, Corporate Headquarters: Greenwood Village, CO; Great-West Life & Annuity Insurance Company of New York, Home Office: NY, NY, and
their subsidiaries and affiliates, including Advised Assets Group, LLC and Great-West Capital Management, LLC. The trademarks, logos, service marks and design elements used are owned by GWL&A or their respective owners and used by permission.
©2017
Great-West
Life
&
Annuity
Insurance
Company.
All
rights
reserved
(10/2017)
B1020SRMPPT
AM282452-1017
Unless otherwise noted: NOT FDIC, NCUA/NCUSIF INSURED | NOT A DEPOSIT | NOT GUARANTEED BY ANY BANK OR CREDIT UNION | NOTINSURED BY ANY FEDERAL
GOVERNMENT AGENCY | FUNDS MAY LOSE VALUE | NOT A CONDITION OF ANY BANKING OR CREDIT UNION ACTIVITY
Disclosures